Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2020 (“Effective Date”) by and between Aravive, Inc., a Delaware corporation (collectively with its subsidiaries, the “Company”), and Ray Tabibiazar (“Consultant”).  Each of Company and Consultant are sometimes hereafter referred to as a “Party” or collectively as the “Parties.”

WHEREAS, Consultant has provided the Board of Directors of the Company with notice of his resignation from the Board of Directors and Consultant and the Company desire to have Consultant transition to provide services as a consultant;

WHEREAS, the Company desires to retain Consultant to perform and do certain work for the Company in furtherance of the development of the business of the Company, on the terms and conditions of this Agreement;

WHEREAS, Consultant is desirous of performing such work for the Company, on the terms and conditions contained herein;

WHEREAS, Consultant is the holder of the Options set forth on the annexed Schedule A (herein, together, the “Options”, and individually, any “Option”) issued under the Aravive Biologics, Inc. 2010 Equity Incentive Plan, the Aravive Biologics, Inc. 2017 Equity Incentive Plan, the Aravive, Inc. 2014 Equity Incentive Plan and the Aravive, Inc. 2019 Equity Incentive Plan (herein, together, the “Plans”, and individually, any “Plan”); and

WHEREAS, the Company and Consultant desire to amend the Options to provide for continued vesting during the Term of this Agreement and to provide for exercisability of the Options for up to one year following the Term of this Agreement as set forth below.

NOW THEREFORE, in full consideration of the mutual promises, covenants and obligations contained in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Services; Compensation; Disclosures.

(a)

Services. Consultant shall furnish in a professional and workmanlike manner, as an independent contractor, using Consultant’s own means and methods, without the advice, control or supervision of the Company, personal services as agreed to by the Parties and specified in Exhibit A (the “Services”).  The nature of the Services to be performed by Consultant, as well as the timing, cost and payment schedule with respect to such Services shall be set forth in
Exhibit A.  The consideration for the services shall be as set forth in Exhibit A and paragraph (b) below which shall constitute full payment for Services to Company during the Term of this Agreement. Consultant will receive no other remuneration resulting from or based upon the Services or any products, and Consultant shall not receive any additional benefits or compensation for the Services; provided, however, that if Company requests a modification of the Services, the Parties shall agree in writing to adjust the Services and, if applicable, the consideration accordingly in the form of an amendment.

(b)	Consideration/Compensation.

(i)  Option Vesting.  Effective as of the date hereof, notwithstanding anything to the contrary set forth in the Plans or any written agreement (“Award Agreement”) evidencing the terms of the Options, each Option shall continue to vest during the Term of this Agreement.  As applied to Consultant only, this Section 1 shall amend any term to the contrary contained in the Plans and any Award Agreement of Consultant under the Plans outstanding on the date hereof.

(ii) Option Exercisability Extension.  Effective as of the date hereof, notwithstanding anything to the contrary set forth in the Plans or any Award Agreement evidencing the terms of the Options, each Option shall remain exercisable until the earlier of: (i) 12 months following the termination by either Consultant or the Company of this Agreement and (b) the latest date on which the Option expires as set forth in the applicable Award Agreement.  As applied to Consultant only, this Section 1 shall amend any term to the contrary contained in the Plans and any Award Agreement of Consultant under the Plans outstanding on the date hereof.

(c)

Sale of Securities.  Until April 5, 2021, Consultant agrees that Consultant will not (a) offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by Consultant or any other person at any time in the future of) any securities of the Company (including, without limitation, securities that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options, or warrants) or securities convertible into or exercisable or exchangeable for shares of common stock; (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of shares of common stock or other securities, in cash or otherwise or (c) publicly disclose the intention to do any of the foregoing, other than as agreed to by the Company.

2.Term.

(a)

The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until one (1) year thereafter (the “Term”), which shall automatically renew for successive one-year periods unless sooner terminated as provided herein.

(b)

This Agreement and/or any Services to be performed by Consultant under this Agreement may be terminated by either party at any time without cause upon fifteen (15) days written notice to Consultant.  Upon the delivery of such notice by Company, Consultant shall immediately cease work and deliver to Company all work in progress and return all Company Confidential Information (as defined in Section 8 below) and any Company-owned materials and/or equipment. Company’s sole obligation shall be to pay Consultant undisputed monies owed Consultant up to the time of termination for Services actually performed and reasonable expenses actually incurred.  Any unearned or unexpended portion of monies previously paid by Company to Consultant shall be refunded to Company.

(c)	Consultant’s obligations under Sections 2(b), 2(d), 6, 8, 9, 10, 11, 12, 14, 16, 17, 19, 20, 21, 23 and 26 of this Agreement shall survive the expiration or termination of this Agreement.
(d)

The election of a party to terminate this Agreement shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.  Neither expiration nor termination shall relieve Consultant from any liability arising from any breach of this Agreement.

3.Conflicts of Interest.

(a)

In General. Consultant warrants and represents that he is authorized to enter into this Agreement and that Consultant is not a party to any other agreement or under any obligation to any third party which would prevent Consultant from entering into this Agreement.  Consultant warrants and represents that there is no conflict of interest in Consultant’s other contracts for services or other employment, if any, with the Services to be provided pursuant to this Agreement and that Consultant will ensure that no such conflict arises during the Term of this Agreement.

(b)

Special Provision regarding Government Employee Status.  In the event that Consultant is employed by a federal, state, local, or foreign government (or an agency thereof) or is an elected or appointed public official (collectively a “government employee”), Consultant shall check the box below the signature line of this Agreement to certify that execution of this Agreement, performance of the Services, and receipt of compensation and/or reimbursement hereunder: (i) do not conflict with any contractual obligation or terms of Consultant’s employment or official duties, and (ii) do not violate any law, policy or ethics rules relating to Consultant’s employment and Consultant’s performance of Services as an independent consultant to Company.  Consultant further certifies that Consultant has and will take any actions required by the entity or agency by which he is employed or to which he has been elected/appointed related to the Services and compensation/reimbursement hereunder, which may include, by way of example, disclosure of outside financial relationships, approval of outside consulting arrangements, and recusal from participation in certain decision-making activities. Failure to comply fully with this Section shall constitute a material breach of this Agreement, and Company reserves the right to require Consultant to refund any compensation, expenses, or costs hereunder, in addition to any other legal rights Company may have.

4.	No Debarment or Exclusion; Consultant Responsibility.
(a)

Consultant certifies, represents and warrants that Consultant has not been: (i) debarred under subsections (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 335a(a) and (b) (the “FD&C Act”), or (ii) excluded, debarred, suspended or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)) or convicted of a criminal offense related to the provision of health care items or services, but has not yet been debarred.  Moreover, if Consultant is subsequently so debarred or excluded, Consultant agrees to immediately notify Company of such debarment or exclusion as provided in Section 20 herein, and this Agreement shall terminate with respect to Consultant as of the date of such debarment or exclusion.

(b)

Consultant certifies, represents and warrants that Consultant will not use in any capacity the Services of any person debarred under the FD&C Act in connection with its performance of this Agreement.  Consultant shall select and shall have full and complete control of and responsibility for all actions of its agents, affiliates, officers, directors, employees and permitted subcontractors, if any, of Consultant (collectively, “Consultant’s Agents”) and none of Consultant’s Agents shall be, or shall be deemed to be, the agents, affiliates, officers, directors, employees or subcontractors of Company for any purpose whatsoever by virtue of this Agreement.  Company shall have no duty, liability or responsibility of any kind, to or for the acts or omissions of Consultant or any of Consultant’s Agents.  Consultant hereby acknowledges and agrees that Consultant shall cause each of Consultant’s Agents who participate in rendering the Services provided hereunder to comply with the terms of this Agreement.

5.	Consulting Relationship.

This Agreement establishes an independent contractor relationship between the Parties, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship.  The relationship of Company and Consultant for purposes of this Agreement is completely independent and unrelated to any other relationship that exists or may exist in the future between the Parties.  This Agreement does not create any employer-employee, agency or partnership relationship.  As an independent contractor, Consultant’s fees and expenses shall be limited to those expressly stated in this Agreement.  Consultant shall not participate in Company’s fringe benefit plans or any other compensation or benefit plans that Company maintains for its own employees.  Consultant represents and warrants that Consultant shall not knowingly or directly trade any stock of the Company in violation of any applicable Securities Laws.

6.

Consultant Responsible for Taxes.  In conformity with Consultant’s independent contractor status and without limiting any of the foregoing,  Consultant agrees to accept liability for the payment of all taxes or contributions for unemployment insurance or pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to Consultant or Consultant’s Agents, if any, and to reimburse and indemnify Company for any such taxes or contributions or penalties which Company may be compelled to pay.  Consultant also agrees to take all action and comply with all applicable administrative regulations necessary for the payment by Consultant of such taxes and contributions.

7.

Consultant Responsible for Insurance. Consultant shall maintain all appropriate insurance coverage required by applicable federal and state laws, and shall produce a certificate of such insurance at Company’s request.

8.	Confidentiality.
(a)

Consultant acknowledges and agrees that Consultant has a fiduciary duty and obligation to maintain the confidentiality of any confidential information of the Company disclosed to Consultant or learned by Consultant as a director of the Company or otherwise.  Consultant acknowledges that Consultant may not trade in the Company’s common stock while Consultant is in possession of material non-public information or while Consultant is subject to any blackouts contained in the Company’s insider trading policy. Consultant agrees to use Company Confidential Information (as defined herein) solely to perform Consultant’s obligations under this Agreement and agrees to retain in confidence and to refrain from disclosing and/or using Company Confidential Information for Consultant’s personal benefit or the benefit of any third party.  The term “Company Confidential Information” shall include without limitation (i) any and all information, formulae, methods, techniques, processes, know-how and data, technical or non-technical, whether written, graphic, computer-generated or orally furnished to Consultant by Company or indirectly learned by Consultant as a result of Consultant’s Services under this Agreement or obtained by Consultant while visiting Company’s facilities, (ii) information which has been received by or disclosed to Consultant or Consultant’s Agents, either in oral or written or other tangible form including, without limitation, Company’s business plans and/or compound or product information, and any physical substances or equipment provided to Consultant by Company, (iii) Intellectual Property (defined herein) and (iv) copies and derivations of and improvements on any of the foregoing. Company Confidential Information is and shall be solely owned by Company. Consultant also agrees to safeguard and keep confidential, the confidential and proprietary information of Company’s actual or potential investors, licensees, customers, vendors, suppliers, consultants and others with whom Company does or may do business, to the same extent as if it were Company Confidential Information.

(b)

The foregoing restrictions shall not apply to Company Confidential Information that Consultant can properly demonstrate: (i) is or became public knowledge through no fault of Consultant or Consultant’s Agents; or (ii) is lawfully made available to Consultant by an independent third party; or (iii) is already in Consultant’s possession at the time of initial receipt from Company; or (iv) is independently developed by Consultant or Consultant’s Agents.

(c)

Consultant may disclose that portion of Company Confidential Information which is required by law, regulation, rule, act or order of any governmental authority or agency with competent jurisdiction to be disclosed by Consultant, provided, however, that Consultant gives Company sufficient advance written notice to permit it to seek a protective order or other similar order or confidential treatment with respect to such Company Confidential Information and thereafter Consultant discloses only the minimum Company Confidential Information required to be disclosed in order to comply, whether or not confidential treatment, a protective order or other similar order is obtained by Company.

(d)

Except as permitted in subsection (b) above, Consultant agrees that Consultant will not, without the prior written permission of Company, use Company Confidential Information for any purpose other than in carrying out the obligations of this Agreement and performing the Services.  Consultant shall not use any Company Confidential Information to apply for, secure or perfect any intellectual property rights.  Consultant shall hold Company Confidential Information in a manner consistent with Consultant’s treatment of its own similar confidential information, but in no event shall Consultant maintain the confidentiality of such information with less than reasonable care and diligence. Consultant shall provide the Company Confidential Information received hereunder only to Consultant’s Agents who are directly concerned with the Services provided by Consultant under this Agreement and who are subject to and bound by written obligations of confidentiality, non-disclosure and non-use that are no less restrictive than those provided for herein.  Further, Consultant agrees to (i) advise Consultant’s Agents of the proprietary nature of the Company Confidential Information and the terms and conditions of this Agreement; and (ii) use all reasonable safeguards to prevent the unauthorized use or disclosure of Company Confidential Information by such Agents. Consultant shall be responsible for any breach of this Agreement by Consultant’s Agents. Consultant also agrees not to submit for publication any paper containing Company Confidential Information without the prior written permission of Company.

9.	Property/Ownership.
(a)

All materials, documents, reports, information, descriptions, and suggestions of every kind supplied to Consultant by Company in connection with and/or pursuant to this Agreement or the relationship established between Consultant and Company (including, without limitation, any such materials, documents, reports, information, descriptions and suggestions supplied to Consultant by Company prior to the execution of this Agreement) shall be the sole and exclusive property of Company and shall be deemed and treated as Company Confidential Information.  Company shall have the right to use as it sees fit any information, materials, reports, documents, ideas, descriptions, advice, recommendations and suggestions provided by Consultant relating to the subject matter of this Agreement without payment of any consideration in addition to that specified in this Agreement.  Upon termination of this Agreement, Consultant shall return such items, including all copies thereof, to Company or dispose of such items as directed by Company.

(b)

All information of whatever type developed or provided in connection with this Agreement, including those items described in Section 9(a), shall upon its creation be the exclusive property of Company and shall be deemed and treated as Company Confidential Information. All machines, instruments and products purchased, manufactured or assembled by Consultant or any of Consultant’s Agents, in connection with and/or pursuant to this Agreement and paid for by Company shall be the exclusive property of Company.  Upon termination of this Agreement, Consultant shall return such items, including all copies thereof, to Company or dispose of such items as directed by Company.

(c)

If Company provides any materials (including without limitation, compounds, formulations, devices, samples or the like) to Consultant, unless expressly provided for in the description of Services in Exhibit A, Consultant shall not use, copy, distribute, reverse engineer, sell, lease, license or otherwise transfer, modify, adapt or create derivatives of such materials.

(d)

Consultant shall keep and maintain adequate and current records and agrees to keep separate and segregated from other work (including work for a third party) all documents, records, notebooks, correspondence, and all products made thereby that directly or indirectly relate to and arise out of Consultant’s work under this Agreement.  All rights, title and interest therein shall be in the Company and upon expiration or termination of this Agreement, all such documents and materials, including copies thereof, then in Consultant’s or Consultants Agents’ possession or subject to Consultant’s or Consultant’s Agents’ control, whether prepared by Consultant or others, will be turned over to Company.  Such records shall be available to the Company at all times.

10.	Assignment of Intellectual Property.
(a)

During the Term hereof, and without additional compensation to Consultant, Consultant hereby sells and assigns to Company and Company shall be the exclusive owner of the entire right, title and interest, including all renewals for the entire world, in and to all work performed, deliverables, materials, writings, ideas, concepts, discoveries, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, data, documents, formulas, designs, models, drawings, photographs, reports, information, advice, recommendations and suggestions, tangible research materials, design inventions and other inventions made, whether patentable or not, conceived, delivered, discovered, invented, developed, created, made or reduced to practice or authored by Consultant or any of Consultant’s Agents, either solely or jointly with others, in connection with this Agreement or with information, materials or facilities of Company received or used by Consultant during the Term of this Agreement and all related intellectual property rights including enforcement rights (all hereinafter at times referred to as “Intellectual Property”), and Consultant shall cause Consultant’s Agents to do the same, including if based upon information provided to Consultant by or at the direction of Company or its corporate affiliates or otherwise developed by Consultant in carrying out Consultant’s duties under this Agreement.  Consultant shall promptly disclose (and shall cause Consultant’s Agents to promptly disclose) all Intellectual Property in writing to Company.

(b)

The Parties expressly agree that all works created pursuant to this Agreement are “Works Made for Hire”, as defined in the U.S. Copyright Act, 17 U.S.C. 101, and shall vest in Company as author.  All other work product, whether copyrightable or not, including without limitation, any works which may be deemed by a competent authority not to be Works Made For Hire created pursuant to this Agreement, are, without additional consideration, hereby assigned to Company by Consultant, including without limitation, all right, title and interest in and to the copyright thereof throughout the world, including all renewals and extensions thereof and including the right to make and distribute copies in any media, to translate, and/or make derivative works therefrom.  Consultant agrees to execute and to secure the execution from any applicable authors retained by Consultant all registrations, assignments, transfer documents and other instruments necessary or desirable in the reasonable opinion of Company to record any assignment or registration of copyright or other transfer of ownership in any work transferred to Company pursuant to this Agreement.

(c)

Consultant shall sign, execute and acknowledge or cause to be signed, executed and acknowledged any and all further assignments, documents, assurances, applications and other instruments and to perform such acts as may be necessary, useful or convenient for the purpose of securing to Company and/or its nominees patent, trademark or copyright protection throughout the world with respect to all Intellectual Property and other work product to be assigned to Company pursuant to Sections 10(a) and (b).  Consultant shall do so both during and after the term of this Agreement, for no additional consideration beyond the payments from Company to Consultant for the Services provided during the Term of this Agreement.  Further, if Company is unable, after making reasonable inquiry, to obtain Consultant’s signature on any such documents, Consultant hereby appoints Company as Consultant’s attorney-in-fact to execute and deliver such documents.

(d)

Consultant shall specifically describe and identify in Exhibit B to this Agreement, and shall update from time to time in writing during the Term hereof as necessary, any and all information, materials and technology (i) which Consultant intends to use in performing Services under this Agreement, (ii) which is either owned by Consultant or licensed to Consultant with a right to sublicense, and (iii) which is in existence in the form of a writing or working prototype prior to the Effective Date of this Agreement (“Background Technology”).  Without additional consideration, Consultant hereby grants to the Company, and the Company hereby accepts, a fully paid-up, royalty-free, worldwide, non-exclusive, sublicenseable, perpetual, irrevocable, license under Background Technology to the extent necessary for the Company to use, reproduce, modify, distribute and otherwise exploit any Intellectual Property in order to develop, make, have made, use, sell, offer for sale and import Company products and programs.  Other than that which is set forth in Exhibit B, Consultant shall not use any information, materials or technology in the performance of the Services that is owned or controlled by Consultant or any third party.  If Consultant will not be using any Background Technology in the performance of the Services, Consultant shall initial Exhibit B in acknowledgement of such.

(e)

No rights or licenses, including without limitation to trademarks, inventions, copyrights, patents or other intellectual properties, are implied or granted to Consultant, whether by implication, estoppel or otherwise, under this Agreement.

11.Non-Disparagement.  Consultant agrees not to disparage the Company or the Company’s officers, directors, employees, shareholders (in their capacities as shareholders of the Company), parents, subsidiaries, affiliates, and agents (in their capacities as agents of the Company), in any manner likely to be harmful to them or their business, business reputation, or personal reputation and Consultant is not aware of any basis for any legal claims against the Company, its officers, directors, employees, shareholders (in their capacities as shareholders of the Company), parents, subsidiaries, affiliates, or agents (in their capacities as agents of the Company) relating to such matters. The Company (on behalf of its officers and directors only) agrees, and agrees to direct its officers and directors, not to disparage Consultant in any manner likely to be harmful to Consultant’s business, business reputation or personal reputation and the Company and its officers and directors are not aware of any basis for any legal claims against Consultant relating to such matters.  Notwithstanding the foregoing, both Consultant and the Company and its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents may respond accurately and fully to any question, inquiry, or request for information when required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain Consultant in any manner from making disclosures that are protected under the whistleblower provisions of federal or law or regulation.

12.Publications.  Consultant may not publish in any way without the prior written consent of Company, which consent may be withheld by Company in its sole discretion, any material or manuscript relating to Consultant’s work hereunder and/or any information or materials that Consultant received in connection with or pursuant to this Agreement or Consultant’s relationship established with Company.

13.Confidential Information of Third Parties. The performance by Consultant of the Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party.  Consultant shall not use in the performance of the Services or disclose to Company any such confidential or proprietary information.  In addition, Consultant represents and warrants that Consultant’s performance of the Services hereunder does not and will not infringe upon or misappropriate any intellectual property rights.

14.No Solicitation; Other Services.  Consultant agrees that during the Term of this Agreement and for a period of one (1) year thereafter (the “Restricted Period”), Consultant shall not directly or indirectly solicit for employment or otherwise retain, employees of Company whom Consultant has met as a result of Consultant’s performance of Services for Company. Consultant further agrees that during the Restricted Period, neither Consultant nor any entity affiliated and controlled by Consultant will directly or indirectly accept work, enter into a contract, or provide services to any third party on GAS6, AXL or CTGF inhibitor Biologics drugs. The Company acknowledges that Consultant and Consultant’s affiliate, 526 Ventures, LLC (“526 Ventures”), currently maintains business relationships with many separate entities, some of which may otherwise compete, directly or indirectly, with Company’s products or services. Other than the provision of services related to GAS6, AXL or CTGF inhibitor Biologics drugs, nothing in this Agreement is intended to limit 526 Ventures’ ability at any time to continue to evaluate or conduct business with any other entities, or to manage and/or participate in the management of, or to join the management or boards of directors (or similar organizations) of any of 526 Ventures’ current or future business ventures.

15.No Assignment, Delegation, or Subcontracting.  Consultant may not, in whole or in part, assign, delegate, or subcontract its interests and/or obligations under this Agreement, to any person, firm, partnership, corporation or other entity (including by operation of law, judicial process, or otherwise) without the prior written consent of Company, which consent may be withheld in Company’s sole discretion, and any attempt to the contrary shall be void.  Company may fully assign and transfer this Agreement in whole or part.

16.Indemnification. Consultant hereby agrees to indemnify, defend and hold harmless Company, its affiliates, officers, directors, agents and employees, successors and assigns, from, against and with respect to any and all third-party claims of any kind based on any negligence, willful misconduct or violation of law or regulation on the part of Consultant or any of Consultant’s Agents in connection with Consultant’s performance of the Services or meeting his/her/its obligations hereunder.

17.Governing Law and Jurisdiction. The terms and provisions of this Agreement shall be construed and interpreted pursuant to the laws of the State of Texas, without regard to the conflict of law rules or principles thereof or of any other jurisdiction.  The state or federal courts located in the State of Texas are the agreed-upon forum for the resolution of all disputes arising hereunder, and the Parties hereto, their officers, and employees hereby consent to (i) the jurisdiction and venue of the aforesaid courts for the purpose of resolving all such disputes and (ii) service of process by registered mail, return receipt requested, or any other manner consistent with federal or Texas laws.  Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosures in violation of Sections 8, 9, 10, 11, 12, 13 or 23 without the prior express written consent of Company, Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury.  Accordingly, Consultant hereby agrees that Company shall be entitled to specific performance of Consultant's obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction, without Company having to prove actual damages or post a bond.

18.Severability.  In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.  If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

19.Non-Waiver of Rights.  No failure or delay on the part of either Party hereunder in either exercising or enforcing any right hereunder will operate as a waiver of, or impair, any such right.  No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right.  No waiver of any such right will have effect unless given in a signed writing.  No waiver of any such right will be deemed a waiver of any other right hereunder.

20.Notice. Any report or notice required or permitted to be given hereunder shall be effective when sent.  All notices shall be in writing and given personally or by prepaid certified mail, return receipt requested, or sent by expedited delivery service addressed to the Parties hereunder at their respective addresses as follows:

If to Company:

Aravive, Inc.

Attention:  Legal Operations

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Email: vinay@aravive.com

Invoices should be sent to: vinay@aravive.com

If to Consultant:

1319 Lawrence Road

Chattanooga, Tennessee 37405

Attention:  Dr. Ray Tabibiazar

Email: ray@526ventures.com

21.Written Reports. Consultant shall provide to Company any written reports or test results or other deliverables required under this Agreement with respect to the Services rendered hereunder and in accordance with the schedule set forth in Exhibit A, or otherwise as may be mutually agreed by the Parties.  Such results or written reports shall be in form and substance satisfactory to Company, and Consultant shall not be entitled to receive compensation for Services performed under this Agreement until such time as such satisfactory results or written reports have been provided to Company with respect to the Services performed for which compensation is sought.  Any and all such written reports, test results or other deliverables shall be considered Company Confidential Information.

22.Compliance with Law.  Consultant represents and warrants that Consultant and Consultant’s Agents shall comply with any and all applicable laws and regulations including but not limited to health, safety and security rules and regulations.  Notwithstanding the foregoing, Consultant agrees that applicable laws and regulations shall include, but not be limited to, the United States Federal Health Care Program Anti-Kickback statute and its state counterparts, each as amended; other United States Federal and state anti-fraud laws; United States Federal and state patient privacy and information laws; and United States Federal Anti-Corruption laws such as the Foreign Corrupt Practice Act of 1977, as amended. Failure to comply with this Section shall be deemed a material breach of a material provision of this Agreement and the Company will have the right to terminate this Agreement immediately upon written notice to Consultant without any liability to Consultant.

23.Additional Consultant Responsibilities. Consultant understands the regulated nature of the pharmaceutical industry and the need for Company to retain control of the creation, approval and dissemination (including but not limited to any posting or placement of any social media of any type) of all material created as a result of this Agreement. Consultant represents and warrants that Consultant will not release any material without the express written approval of Company. All material created as a result of this Agreement shall be reviewed and approved through an applicable Company review process or procedure.

24.Entire Agreement. This Agreement represents the entire understanding between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, between the Parties with respect to the Services to be performed hereunder, with the exception of the Award Agreement and the Plans, each as amended herein.  This Agreement may be modified only with a written instrument duly executed by each of the Parties.  No person has any authority to make any representation or promise on behalf of any of the Parties not set forth herein and this Agreement has not been executed in reliance upon any representations or promises except those contained herein.

25.Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect or alter the meaning or effect of any provision hereof.

26.Successors. This Agreement and all the rights, obligations, duties, representations, warranties and covenants of each Party shall inure to the benefit, and be the burden of, and shall be binding upon their respective successors (including by operation of law) and permitted assigns.

27.Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  The Parties agree that electronic signatures shall be deemed originals.

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INTENDING TO BE LEGALLY BOUND, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

CONSULTANT		ARAVIVE, INC.

By:	/s/ Ray Tabibiazar	By:	/s/ Gail McIntyre

Name:	Ray Tabibiazar, M.D.	Name:	Gail McIntyre

Title:		Title:	President and Chief Executive Officer

Check this box if you are a government employee (see Section 3)

By checking the box, I certify as follows:

I certify that: (i) execution of this Agreement and performance of the Services do not conflict with any contractual obligation, the terms of my employment, or my official duties, and does not violate any state or federal policy relating my employment and my performance of the Services as an independent consultant, and (ii) I have and will take any actions required by the agency by which I am employed or to which I have been elected/appointed related to the Services and compensation/reimbursement hereunder, which may include, by way of example, disclosure of outside financial relationships, approval of outside consulting arrangements, and recusal from participation in certain decision-making activities.

EXHIBIT A

CONSULTING SERVICES

Consultant shall perform for Company the Services described below.

SERVICES AND WORK PLAN

General advisory services to the Board of Directors as requested

COMPENSATION

Compensation for Services provided pursuant to this Agreement shall be paid at the rate of Six Hundred U.S. dollars ($600.00) per hour worked, up to a maximum of Three Thousand U.S. dollars ($3,000.00) per day.  Total expense reimbursements shall not exceed Five Hundred U.S. dollars ($500) without prior written approval in the form of an amendment agreed to in writing between the parties.

Monthly invoices should be sent directly to Company at ap@aravive.com.

The Company will make payments electronically via ACH or Wire.

Consultant shall receive no other payment or expense reimbursement for Consultant’s provision of Services as described herein.

EXHIBIT B

BACKGROUND TECHNOLOGY

If no Background Technology will be used in performing the Services initial here:             /s/ RT

If Background Technology will be used in performing the Services, list below:

SCHEDULE A

OPTIONS

Grant	Grant		Granted		Exercised/				Outstanding/	Exercisable/
Number	Date	Plan/Type	Shares	Price	Released	Vested	Cancelled	Unvested	Unreleased	Releasable
AR000018	04/26/2011	AR10/NQ	46,322	$0.060	0	46,322	0	0	46,322	46,322
AR000019	04/26/2011	AR10/NQ	12,084	$0.060	0	12,084	0	0	12,084	12,084
AR000020	10/01/2014	AR10/NQ	51,682	$0.240	0	51,682	0	0	51,682	51,682
AR000021	12/31/2014	AR10/NQ	15,200	$0.240	0	15,200	0	0	15,200	15,200
AR000022	03/31/2015	AR10/NQ	15,200	$0.240	0	15,200	0	0	15,200	15,200
AR000023	06/30/2015	AR10/NQ	15,200	$0.240	0	15,200	0	0	15,200	15,200
AR000024	07/29/2015	AR10/NQ	254,177	$0.240	0	254,177	0	0	254,177	254,177
AR000025	09/30/2015	AR10/NQ	15,200	$0.240	0	15,200	0	0	15,200	15,200
AR000026	12/31/2015	AR10/NQ	15,200	$0.240	0	15,200	0	0	15,200	15,200
AR000027	03/31/2016	AR10/NQ	15,200	$0.240	0	15,200	0	0	15,200	15,200
AR000028	06/15/2017	AR17/NQ	57,002	$0.660	0	57,002	0	0	57,002	57,002
AR000029	12/14/2017	AR17/NQ	28,501	$0.900	0	28,501	0	0	28,501	28,501
AR000030	03/20/2018	AR17/NQ	28,501	$0.900	0	28,501	0	0	28,501	28,501
AR000031	07/01/2015	AR10/NQ	65,365	$0.240	0	65,365	0	0	65,365	65,365
AR000075	01/03/2019	2014/NQ	4,688	$3.610	0	4,688	0	0	4,688	4,688
AR000080	01/03/2019	2014/NQ	7,500	$3.610	0	5,416	0	2,084	7,500	5,416
AR000092	09/12/2019	2019/NQ	7,500	$5.770	0	7,500	0	0	7,500	7,500
AR000127 *	09/14/2020	2019/NQ	16,029	$5.630	0	4,007	0	12,022	16,029	4,007
Account: Tabibiazar, Ray			670,551		0	656,445	0	14,106	670,551	656,445
TOTALS			670,551		0	656,445	0	14,106	670,551	656,445

* This option requires acceptance before exercise, but has not yet been accepted.